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                                                                    Exhibit 11.1

                        DNX CORPORATION AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           Three and nine months ended September 30, 1996 and 1995 (in thousands except per share amounts)
                                   (unaudited)



                                                       Three months ended September 30,     Nine months ended September 30,
                                                              1996            1995               1996            1995
                                                             ------          ------              -----          ------
Net income                                                   $   56          15,467                296          12,917
                                                             ------          ------              -----          ------
Weighted average shares - Primary
   Common stock                                               8,708           8,523              8,659           8,470
   Warrants and options                                         178             327                180             329
   Common stock equivalents                                     495             222                448             219
                                                             ------          ------              -----          ------
      Total weighted average shares - Primary                 9,381           9,072              9,287           9,018
                                                             ------          ------              -----          ------
Weighted average shares - Fully Diluted
   Common stock                                               8,708           8,523              8,659           8,470
   Warrants and options                                         178             327                180             329
   Common stock equivalents                                     495             246                504             257
                                                             ------          ------              -----          ------
      Total weighted average shares - Fully Diluted           9,381           9,096              9,343           9,056
                                                             ------          ------              -----          ------
Earnings per common and common equivalent share:
      Primary                                                $ 0.01            1.70               0.03            1.43
                                                             ======          ======              =====          ======
      Fully Diluted                                          $ 0.01            1.70               0.03            1.43
                                                             ======          ======              =====          ======